Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
ir@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD FOURTH QUARTER AND FULL YEAR RESULTS

AUSTIN, Minn. (November 22, 2016) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2016 fourth quarter and full year.

All comparisons are to the fourth quarter or full year of fiscal 2015. The fourth quarter and full year of 2016 contains an extra week as compared to the prior year. All earnings per share measures are adjusted to reflect the two-for-one stock split distributed on February 9, 2016.

SUMMARY

Fourth Quarter

•                  Record diluted earnings per share of $0.45, up 29 percent from 2015 GAAP EPS of $0.35; diluted EPS up 22 percent from non-GAAP1 adjusted diluted EPS2 of $0.37

•                  Record net earnings of $244 million, up 30 percent from 2015 GAAP net earnings of $187 million; net earnings up 22 percent from non-GAAP1 adjusted net earnings2 of $200 million

•                  Record dollar sales of $2.6 billion, up 9 percent; volume up 9 percent

•                  Refrigerated Foods operating profit up 51 percent; volume up 9 percent; dollar sales up 8 percent

•                  Jennie-O Turkey Store operating profit up 26 percent; volume up 32 percent; dollar sales up 29 percent

•                  Grocery Products operating profit up 5 percent; volume up 12 percent (sales of JUSTIN’S® products contributed 2 percent to volume growth); dollar sales up 16 percent (sales of JUSTIN’S® products contributed 6 percent to sales growth)

•                  International & Other operating profit down 16 percent; volume up 11 percent; dollar sales up 2 percent

•                  Specialty Foods operating profit down 10 percent as compared to 2015 GAAP operating profit; operating profit down 42 percent as compared to 2015 non-GAAP1 adjusted segment operating profit2;  volume down 29 percent ; dollar sales down 20 percent

COMMENTARY

“We had a strong finish to fiscal 2016, achieving record earnings for the fourteenth consecutive quarter,” said Jim Snee, president and chief executive officer. “Three of our five business segments delivered sales, volume, and earnings growth, again demonstrating our balanced business model. Refrigerated Foods and Jennie-O Turkey Store both had excellent quarters with growth coming from value-added, branded products and improved market conditions. Grocery Products enjoyed a strong quarter aided by the inclusion of the JUSTIN’S® specialty nut butter business in addition to strong results from SPAM® luncheon meat and SKIPPY® peanut butter,” Snee said.

“Specialty Foods sales declined, primarily due to the divestiture of Diamond Crystal Brands in May, while sales of MUSCLE MILK® protein products were strong,” mentioned Snee. “Specialty Foods earnings decreased primarily due to increased advertising. Our International segment had a tough quarter as the team continues to work through challenging market conditions in China.”

“Fiscal 2017 will mark the 51st consecutive year we have increased our dividend, an accomplishment few other companies can claim,” Snee said. “Effective in the new fiscal year the annual dividend will be $0.68 per share, a 17 percent increase.”

SEGMENT OPERATING HIGHLIGHTS — FOURTH QUARTER

Refrigerated Foods (47% of Net Sales, 44% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 51 percent driven by excellent results in our foodservice and retail channels in addition to lower input costs. Sales grew 8 percent on volume growth of 9 percent aided by foodservice products such as HORMEL® BACON 1TM fully cooked bacon and HORMEL® pepperoni, and retail products such as APPLEGATE® deli meats, HORMEL® NATURAL CHOICE® meats, and HORMEL GATHERINGS® party trays.

Jennie-O Turkey Store (21% of Net Sales, 24% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit increased 26 percent and sales increased 29 percent following the recovery from avian influenza in fiscal 2015. Increased earnings reflect improved live production results in addition to strong sales growth from JENNIE-O® branded foodservice products.

Grocery Products (19% of Net Sales, 22% of Total Segment Operating Profit)

Grocery Products sales increased 16 percent on the inclusion of JUSTIN’S® specialty nut butters along with strong sales of SPAM® luncheon meat and SKIPPY® peanut butter. Segment profit increased 5 percent. Grocery Products increased advertising for key products such as SKIPPY® P.B. Bites during the quarter.

International & Other (5% of Net Sales, 5% of Total Segment Operating Profit)

International segment profit decreased 16 percent while sales increased 2 percent. High pork raw material costs and soft retail demand continue to weigh on the China meat business.

Specialty Foods (8% of Net Sales, 5% of Total Segment Operating Profit)

Specialty Foods segment profit decreased 10 percent while sales were down 20 percent, primarily due to the divestiture of Diamond Crystal Brands in May. MUSCLE MILK® branded items posted double-digit sales growth with increases across many product lines including protein powders and ready-to-drink protein beverages.

OUTLOOK

“In fiscal 2017, we expect to generate organic sales growth consistent with our long-term goal of five percent coupled with mid-single-digits earnings growth,” said Snee. “Grocery Products is positioned to deliver an excellent year aided by the inclusion of JUSTIN’S® specialty nut butters and contributions from branded products such as SKIPPY® peanut butter and HERDEZ® salsas. Jennie-O Turkey Store should benefit from favorable grain prices and increasing demand for JENNIE-O® branded products. We anticipate continued low input costs for our value-added products in Refrigerated Foods in addition to positive momentum in both retail and foodservice channels.”

“We expect the International segment to show growth through increased exports and improved results from our China business,” mentioned Snee. “Specialty Foods is expected to show year-over-year sales and earnings growth net of the Diamond Crystal Brands divestiture and will benefit from continued strong results from MUSCLE MILK® protein products.”

“Taking all these factors into account and considering the previous three years of strong double-digit earnings increases, we would have expected our fiscal 2017 earnings guidance range to be $1.71 to $1.77 per share,” commented Snee. “However, after excluding earnings from the Farmer John divestiture of approximately 3 cents per share, we are setting our fiscal 2017 earnings guidance range at $1.68 to $1.74 per share,” Snee said.

DIVIDENDS

Effective November 15, 2016, the company paid its 353rd consecutive quarterly dividend at the annual rate of $0.58.

CONFERENCE CALL

A conference call will be webcast at 8:30 a.m. CT on Tuesday, November 22, 2016. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 877-627-6590 and providing the access code 5999118. An audio replay is available by going to https://jsp.premiereglobal.com/webrsvp and entering the access code 5999118. The webcast replay will be available at 11:30 a.m. CT, Tuesday, November 22, 2016, and will remain on the website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations. The non-GAAP adjusted financial measurements are used for internal purposes to evaluate the results of operations and to measure a component of certain employee incentive plans in fiscal year 2015. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED FINANCIAL MEASURES

Adjusted segment operating profit, net earnings, and diluted net earnings per share exclude charges relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses in the first quarter of fiscal 2015, and charges relating to the goodwill impairment charge associated with the Diamond Crystal Brands business and an adjustment to the contingent consideration accrual for CytoSport in the fourth quarter of fiscal 2015. The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures in both the fourth quarter and full year of fiscal 2015.

Fourth Quarter

(In thousands, except per share amounts)	2016 Earnings	2015 Non- GAAP Adjusted Earnings	Diamond Crystal Brands Impairment	CytoSport Contingent Consideration Adjustment	2015 GAAP Earnings
Grocery Products	$82,734	$78,772			$78,772
Refrigerated Foods	168,040	111,287			111,287
Jennie-O Turkey Store	92,299	73,227			73,227
Specialty Foods	20,182	35,015	$(21,537)	$8,870	22,348
International & Other	19,570	23,300			23,300
Total segment operating profit	382,825	$321,601	(21,537)	8,870	308,934
General corporate expense	(17,325)	(16,649)			(16,649)
Net interest & investment expense	(1,017)	(3,341)			(3,341)
Earnings before income taxes	364,483	$301,611	(21,537)	8,870	288,944
Income taxes	(120,543)	(101,713)			(101,713)
Net earnings attributable to Hormel Foods Corporation	$243,940	$199,898	$(21,537)	$8,870	$187,231

Diluted net earnings per share	$0.45	$0.37	$(0.04)	$0.02	$0.35

Full Year

(In thousands, except per share amounts)	2016 Earnings	2015 Non- GAAP Adjusted Earnings	Stockton Plant Closure	International Business Exit	Diamond Crystal Brands Impairment	CytoSport Contingent Consideration Adjustment	2015 GAAP Earnings
Grocery Products	$268,461	$239,108	$(10,526)				$228,582
Refrigerated Foods	585,652	424,968					424,968
Jennie-O Turkey Store	329,427	276,217					276,217
Specialty Foods	110,917	105,925			$(21,537)	$8,870	93,258
International & Other	78,409	87,864		$(9,546)			78,318
Total segment operating profit	1,372,866	1,134,082	(10,526)	(9,546)	(21,537)	8,870	1,101,343
General corporate expense	(49,436)	(35,199)					(35,199)
Net interest & investment expense	(6,680)	(10,177)					(10,177)
Earnings before income taxes	1,316,750	1,088,706	(10,526)	(9,546)	(21,537)	8,870	1,055,967
Income taxes	(426,698)	(374,334)	3,685	770			(369,879)
Net earnings attributable to Hormel Foods Corporation	$890,052	$714,372	$(6,841)	$(8,776)	$(21,537)	$8,870	$686,088

Diluted net earnings per share	$1.64	$1.32	$(0.01)	$(0.02)	$(0.04)	$0.02	$1.27

About Hormel Foods — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across 75 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://2015csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 33 - 40 in the company’s Form 10-Q for the fiscal quarter ended July 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2016 Fourth Quarter Segment Operating Results (dollars in thousands)

	FOURTH QUARTER
	14 WEEKS ENDED	13 WEEKS ENDED
	October 30, 2016	October 25, 2015	% Change
NET SALES
Grocery Products	$491,724	$422,570	16.4
Refrigerated Foods	1,237,276	1,149,496	7.6
Jennie-O Turkey Store	541,409	420,312	28.8
Specialty Foods	216,674	269,887	(19.7)
International & Other	140,858	138,593	1.6
Total	$2,627,941	$2,400,858	9.5

OPERATING PROFIT
Grocery Products	$82,734	$78,772	5.0
Refrigerated Foods	168,040	111,287	51.0
Jennie-O Turkey Store	92,299	73,227	26.0
Specialty Foods	20,182	22,348	(9.7)
International & Other	19,570	23,300	(16.0)
Total segment operating profit	382,825	308,934	23.9
Net interest and investment expense (income)	1,017	3,341	(69.6)
General corporate expense	17,325	16,649	4.1
Less: Noncontrolling interest	250	212	17.9
Earnings before income taxes	$364,733	$289,156	26.1

	YEAR TO DATE
	53 WEEKS ENDED	52 WEEKS ENDED
	October 30, 2016	October 25, 2015	% Change
NET SALES
Grocery Products	$1,684,756	$1,617,680	4.1
Refrigerated Foods	4,647,173	4,372,347	6.3
Jennie-O Turkey Store	1,740,968	1,635,776	6.4
Specialty Foods	939,134	1,103,359	(14.9)
International & Other	511,193	534,701	(4.4)
Total	$9,523,224	$9,263,863	2.8

OPERATING PROFIT
Grocery Products	$268,461	$228,582	17.4
Refrigerated Foods	585,652	424,968	37.8
Jennie-O Turkey Store	329,427	276,217	19.3
Specialty Foods	110,917	93,258	18.9
International & Other	78,409	78,318	0.1
Total segment operating profit	1,372,866	1,101,343	24.7
Net interest and investment expense (income)	6,680	10,177	(34.4)
General corporate expense	49,436	35,199	40.4
Less: Noncontrolling interest	465	1,176	(60.5)
Earnings before income taxes	$1,317,215	$1,057,143	24.6

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	October 30, 2016	October 25, 2015*	October 30, 2016	October 25, 2015*

Net sales	$2,627,941	$2,400,858	$9,523,224	$9,263,863

Cost of products sold	2,029,421	1,905,828	7,365,049	7,455,282

GROSS PROFIT	598,520	495,030	2,158,175	1,808,581

Selling, general and administrative	244,006	188,952	871,974	743,611
Goodwill impairment charge	—	21,537	991	21,537
Equity in earnings of affiliates	11,236	7,957	38,685	23,887

OPERATING INCOME	365,750	292,498	1,323,895	1,067,320

Other income & expenses:
Interest & investment income	2,271	479	6,191	2,934
Interest expense	(3,288)	(3,821)	(12,871)	(13,111)

EARNINGS BEFORE INCOME TAXES	364,733	289,156	1,317,215	1,057,143

Provision for income taxes	120,543	101,713	426,698	369,879
(effective tax rate)	33.05%	35.18%	32.39%	34.99%

NET EARNINGS	244,190	187,443	890,517	687,264
Less: net earnings attributable to noncontrolling interest	250	212	465	1,176
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$243,940	$187,231	$890,052	$686,088

NET EARNINGS PER SHARE
Basic	$0.46	$0.35	$1.68	$1.30
Diluted	$0.45	$0.35	$1.64	$1.27

WEIGHTED AVG. SHARES OUTSTANDING
Basic	528,778	528,648	529,290	528,143
Diluted	541,312	541,793	542,473	541,002

DIVIDENDS DECLARED PER SHARE	$0.145	$0.125	$0.58	$0.50

*Shares and per share figures have been restated to give effect to the two-for-one stock split distributed on February 9. 2016.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	October 30, 2016	October 25, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$415,143	$347,239
Accounts receivable	591,310	605,689
Inventories	985,683	993,265
Income taxes receivable	18,282	6,132
Deferred income taxes	—	86,902
Prepaid expenses	13,775	14,383
Other current assets	5,719	9,422
	2,029,912	2,063,032
TOTAL CURRENT ASSETS

DEFERRED INCOME TAXES	6,223	—

INTANGIBLES	2,737,755	2,526,703

OTHER ASSETS	490,728	538,357

PROPERTY, PLANT & EQUIPMENT, NET	1,105,449	1,011,739

TOTAL ASSETS	$6,370,067	$6,139,831

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

CURRENT LIABILITIES
Short-term debt	$—	$185,000
Current liabilities excluding debt	1,053,196	1,029,025

TOTAL CURRENT LIABILITIES	1,053,196	1,214,025

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	615,465	674,413

SHAREHOLDERS’ INVESTMENT	4,451,406	4,001,393

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,370,067	$6,139,831

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	October 30, 2016	October 25, 2015

OPERATING ACTIVITIES
Net earnings	$890,517	$687,264
Depreciation and amortization of intangibles	131,968	133,434
Goodwill impairment charge	991	21,537
(Increase) decrease in working capital	(51,425)	131,095
Other	20,797	18,662
NET CASH PROVIDED BY OPERATING ACTIVITIES	992,848	991,992

INVESTING ACTIVITIES
Proceeds from sale of business	110,149	—
Acquisitions of businesses/intangibles	(280,889)	(770,587)
Net purchases of property/equipment	(249,297)	(125,562)
Decrease (increase) in investments, equity in affiliates, and other assets	11,078	(4,798)
NET CASH USED IN INVESTING ACTIVITIES	(408,959)	(900,947)

FINANCING ACTIVITIES
Net (payments to) proceeds from short-term debt	(185,000)	185,000
Dividends paid on common stock	(296,493)	(250,834)
Share repurchase	(87,885)	(24,928)
Other	59,732	20,135
NET CASH USED IN FINANCING ACTIVITIES	(509,646)	(70,627)
Effect of exchange rate changes on cash	(6,339)	(7,353)
INCREASE IN CASH AND CASH EQUIVALENTS	67,904	13,065
Cash and cash equivalents at beginning of year	347,239	334,174
CASH AND CASH EQUIVALENTS AT END OF YEAR	$415,143	$347,239